Exhibit 10.18(a)

Land Compensation Agreement

Party A:	Pingdingshan Xinhua District Jiaodian Town Gaozhuang Village Committee

Party B:	Pingdingshan Hengji Concrete Co., Ltd.

In accordance with the rules and regulations of Land Law, Party A and Party B entered into the following agreement through fair negotiation.

I.	Party B intends to requisition Party A’s 20.6493 mu (approximately 3.4 acres) land. The specific area of the land to be requisitioned shall be determined by further measurement by the parties or land authorities.

II.	The land to be requisitioned is located at East Xixie Road, North Jiaodian Town Gaozhuang Village, west of agricultural land, north of Gaozhuang Village, east of Xixie Road, and south of agricultural land.

III.	The land will be requisitioned at the rate of RMB 222,768/mu, or RMB 4,600,000 in total, which amount covers the compensation for land acquisition, relocation fee, crop compensation, fixtures and all other fees and payments.

IV.	Party A shall properly distribute the compensation for land acquisition, relocation fee and crop compensation to affected residents and resolve all disputes raised by Party B’s land use. Party B shall pay no additional fees under any circumstances.

V.	Upon signing this agreement, Party B shall pay the requisition payment in one lump-sum payment once the location of the requisitioned land is determined.

VI.	Upon signing this agreement, Party A shall not transfer the land use right to any other before the documentation of Party B’s land use right is complete, otherwise, Party A shall pay damages equal to twice the requisition payment.

VII.	Miscellaneous

1.	Party B shall use the land for construction and business operation. Party A shall help Party B coordinate with local residents and resolve disputes.

2.	Upon completion of the land use right transfer, Party B is fully entitled to use and manage the land. Party A shall not interfere with Party B’s use of the land.

3.	If Party B’s operation goes uninterruptedly, Party A may refer qualified residents to work for Party B and take part in shipping Party B’s products.

VIII.	The attachments are an integral part of this agreement. The terms under this agreement are negotiated and agreed upon by both parties.

IX.	Party B is obligated to provide statistics to Party A. Any unsettled matters under this agreement shall be resolved by both parties through negotiation. Any unresolved matters shall be submitted to a local court at the place where this agreement is performed.

X.	This agreement is executed in four duplicates. Each party shall hold two duplicates. This agreement is effective upon signature and stamp.

Party A: Pingdingshan Xinhua District Jiaodian Town Gaozhuang Village Committee (Stamp)	Party B: Pindingshan Hengji Concrete Co., Ltd. (Stamp)

January 8, 2009